Exhibit (d)(132)

NORTHERN FUNDS

SUB-ADVISORY AGREEMENT

Multi-Manager Emerging Markets Equity Fund

Sub-Advisory Agreement (this “Agreement”) entered into as of the 23 day of August, 2013, by and among Northern Trust Investments, Inc. and The Northern Trust Company of Connecticut (together, the “Advisers”), and Oaktree Capital Management, L.P. a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Advisers have entered into an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended (the “Advisory Agreement”) with Northern Funds (the “Trust”), relating to the provision of portfolio management and administrative services to the Multi-Manager Emerging Markets Equity Fund (the “Fund”);

WHEREAS, the Advisory Agreement provides that the Advisers may delegate any or all of their portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Advisers and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Sub-Advisory Services.

(a) The Advisers hereby appoint the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b) The Sub-Adviser shall, subject to the supervision and oversight of the Advisers, manage the investment and reinvestment of such portion of the assets of the Fund, as the Advisers may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Advisers, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”) that have been furnished in writing to, and been agreed to by, the Sub-Adviser, (ii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(3) of the Internal Revenue Code, (iii) the written instructions and directions received from the Advisers and the Trust as delivered; and (iv) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time; provided that the Advisers and any professional tax adviser of the Advisers are solely responsible for the management of the Fund’s affairs to the best advantage for tax purposes. The Sub-Advisor have no responsibility for any tax consequences of anything done within the scope of its authority. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Advisers, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from either of the Advisers, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Advisers may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.

(c) Absent instructions from the Advisers or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. The Sub-Adviser shall not be obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Advisers without the prior approval of the Advisers. The Advisers shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Advisers.

(d) The Sub-Adviser acknowledges that the Advisers and the Trust may rely on Rules 17a-7, 17a-10,
10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Trust’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(e) The Sub-Adviser has provided the Advisers with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegatee promptly (and in no event more than 10 business days) upon request the following:

(i) a report of any material changes to the Sub-Adviser Compliance Policies;

(ii) a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies with respect to the Fund;

(iii) a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv) an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(f) The Sub-Adviser may but is not obligated, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.

(g) The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(h) The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. Actions or decisions regarding the Fund may be the same as or different from actions or decisions which the Sub-Adviser, or any of its affiliates, or any of its or their respective officers, directors, or employees may take with respect to other client accounts so long as the Sub-Advisor act in good faith.

(i) The Sub-Adviser shall furnish the Advisers and the administrators of the Trust (together, the “Administrators”) weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the

Sub-Advised Assets as the Advisers may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Advisers and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Advisers, the Administrators to the Trust, and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Advisers relating directly to the Fund. The Sub-Adviser shall also provide the Advisers with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by them from time to time, including without limitation all material requested by or required to be delivered to the Board.

(j) Unless otherwise instructed by the Advisers, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Advisers shall retain such responsibility.

(k) The Sub-Adviser shall cooperate promptly and fully with the Advisers and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or either of the Advisers brought by any governmental or regulatory authorities, subject to any regulatory or contractual obligations of confidentiality to which it is subject. The Sub-Adviser shall provide to the Trust CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-Adviser to the Fund pursuant to this Agreement. The Sub-Adviser shall provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Trust CCO or his or her delegatee.

(l) The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(m) The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(n) The Sub-Adviser shall promptly notify the Advisers of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

2. Representations and Warranties of the Parties

(a) The Sub-Adviser represents and warrants to the Advisers as follows:

(i) The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii) The Form ADV that the Sub-Adviser has previously provided to the Advisers is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will periodically provide the Advisers and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(iii) The Sub-Adviser will carry at all times professional errors and omissions liability insurance with carriers approved by the Advisers covering services provided hereunder by the Sub-Adviser in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Advisers;

(iv) The Sub-Adviser will furnish the Advisers with certificates of insurance in forms and substance reasonably acceptable to the Advisers evidencing the coverages specified in paragraph
2(a)(iii) hereof and annually and upon request will provide verification of such coverage; and

(v) This Agreement has been duly authorized and executed by the Sub-Adviser.

(b) Each Adviser represents and warrants to the Sub-Adviser as follows:

(i) Each Adviser is registered under the Advisers Act; and

(ii) Each Adviser and the Trust has duly authorized the execution of this Agreement by the Advisers.

3. Obligations of the Advisers.

(a) The Advisers shall provide (or cause the Fund’s Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b) The Advisers have furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and they agree during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Advisers agree to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4. Custodian. The Advisers shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall at no time have custody or physical control of the Fund’s assets nor shall it have any liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

5. Use of Name. During the term of this Agreement, the Advisers shall have permission to use the Sub-Adviser’s name in the marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public that refer to the Sub-Adviser in any way. If Advisers do not receive a response from the Sub-Adviser with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that Advisers may request that the Sub-Adviser approve use of a certain type of marketing material, and that Advisers need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Advisers’ names or the Trust’s name without the prior consent of the Advisers; provided that the Sub-Adviser may disclose the fact that is the sub-adviser of the Fund.

6. Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof. The Sub-Advisor shall not be responsible for any expenses of the Fund, including the cost and expenses (including taxes, brokerage commissions and other transaction costs, if any) associated with any of the securities or other investment instruments purchased or sold for the Fund.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Advisers in any way or otherwise be deemed an agent of the Fund or the Advisers.

9. Liability and Indemnification.

(a) Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement.

(b) Indemnification.

(i) The Sub-Adviser shall indemnify the Advisers, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisers, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser

Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Advisers’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder.

(ii) Each Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, such Adviser’s breach of this Agreement or their representations and warranties herein or as a result of such Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder. Each Adviser shall also indemnify each Sub-Adviser Indemnified Person against any liabilities and expenses, including reasonable attorneys’ fees, that such Sub-Adviser Indemnified Person may incur as a result of any (a) untrue statement of a material fact in any of the Fund’s registration statements relating to shares of the Fund or any other sales materials relating to the Fund, and all amendments thereto, or (b) the omission of a material fact required to have been included in such registration statement or sales material, or necessary to make the statements therein not misleading, unless the statement or omission was made in reliance upon the oral or written information that a Sub-Adviser Indemnified Person provided to the Advisers or the Fund.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a) unless otherwise terminated, this Agreement shall continue in effect until June 30, 2014, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisers or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b) this Agreement may at any time be terminated on 60 days’ written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c) this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d) this Agreement may be terminated by the Sub-Adviser on 30 days’ written notice to the Advisers and the Trust, or by the Advisers immediately upon notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Advisers and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisers, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Advisers in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Advisers to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser and Advisers Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15. Confidentiality. Any information or recommendations supplied by either the Advisers or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and may be disclosed to a party’s attorneys, accountants, officers, directors or other representatives and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Advisers may designate in connection with the Sub-Advised Assets.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Nina Staley
Name:	Nina Staley
Title:	Senior Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Timothy Jensen
Name:	Timothy Jensen
Title:	Managing Director

By:	/s/ Frank Carroll
Name:	Frank Carroll
Title:	Managing Director

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Advisers and determined in accordance with the following provisions:

1. Sub-Adviser’s Fee. The Sub-Adviser’s fee shall be calculated monthly and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar month times (b) the “Aggregate Assets Fee Rate” times (c) the total days in the applicable calendar month, divided by (ii) total days in the year. If the Sub-Adviser provides investment advisory services for less than a full calendar month, the fee will be pro-rated based on the actual number of days during the month that the Sub-Adviser provided services to the Fund. The Advisers shall pay the Sub-Adviser’s fee monthly in arrears and within 30 days after the end of the applicable calendar month.

2. Definitions.

(a) “Valuation Date” shall mean (i) the close of business on each day in each month.

(b) “Other Accounts” shall mean all of the accounts and funds, other than the Sub-Advised Assets, managed by the Sub-Adviser for or on behalf of The Northern Trust Company of Connecticut and/or its affiliates that have a substantially similar investment strategy for which the Sub-Adviser is being engaged pursuant to this Agreement.

(c) “Aggregate Assets Fee Rate” shall mean the quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule: [Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission.]

(e) “Aggregate Assets” shall mean the value of the Sub-Advised Assets and the Other Accounts on the Valuation Date during the applicable calendar month. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator.

(f) “Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.